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                                       -24-

                                    EXHIBIT XI
                             U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE


                FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1995

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

                                               Three Months      Nine Months
                                                  Ended             Ended
                                               ------------      -----------
                                                    September 30, 1995
                                                    ------------------
Weighted average number of common
  shares outstanding                            2,775,090         2,741,086

Assuming exercise of options reduced
  by the number of shares which could
  have been purchased with the proceeds
  from exercise of such options                   112,354           105,312
                                                ---------         ---------

Weighted average common and common
  equivalent shares outstanding                 2,887,444         2,846,398
                                                =========         =========

Net Income Per Common and Common Equivalent
  Share                                         $    0.69         $    1.77
                                                =========         =========
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